[LOGO OF BENTLEY PHARMACEUTICALS]


Bentley Park                       News Release
2 Holland Way
Exeter, New Hampshire 03833
Phone: 603.658.6100
Fax: 603.658.6101

                                   Contact:
                                   Michael D. Price
                                   Vice President, Chief Financial Officer
                                   Bentley Pharmaceuticals, Inc.
                                   603.658.6100
                                   www.bentleypharm.com
                                   --------------------

FOR IMMEDIATE RELEASE

                                   Investors: Deborah Ardern-Jones/Jonathan Birt 212.850.5600
                                   Media:  Sean Leous 212.850.5600
                                   Financial Dynamics


   BENTLEY PHARMACEUTICALS REPORTS 2003 FOURTH QUARTER EPS OF $0.09, OR $0.08
        DILUTED, ON 57% INCREASE IN REVENUES (29% AT CONSTANT CURRENCY)

       - 2003 EPS Grows to $0.34, or $0.28 Diluted, on 65% Revenue Growth
                           (38% At constant currency)-
      - Conference call and webcast to be held today at 10:00 a.m. (EST) -

         EXETER, NH, FEBRUARY 26, 2004 - Bentley Pharmaceuticals, Inc. (AMEX:
BNT), a technology-based specialty pharmaceutical and drug delivery company with a growing branded and generic product line in Europe, today announced financial results for the fourth quarter and twelve months ended December 31, 2003.

         Total revenues for the 2003 fourth quarter increased 57% (29% at constant currency) to a record $18.1 million from $11.5 million in the prior-year fourth quarter, reflecting the Company's expanding market share in the European generic pharmaceuticals market and royalties from U.S. sales of Auxilium's Testim(R), the first commercialized product containing Bentley's CPE-215 technology. Fourth quarter operating income more than doubled to $2.6 million from $1.2 million in the comparable quarter of 2002. Net income in the 2003 fourth quarter increased 144% to $1.7 million, or $0.09 per basic common share ($0.08 per diluted common share), compared to net income of $691,000, or $0.04 per basic common share ($0.03 per diluted common share), in the 2002 fourth quarter.

                                    - MORE -

         James R. Murphy, president and CEO, stated, "We had another outstanding quarter fueled by continued growth of our branded and generic pharmaceutical business in Europe. We are encouraged by the tremendous market opportunities in Europe where we continue to build our presence as a leading, low-cost manufacturer of high quality pharmaceutical products. We are equally encouraged by the progress of our U.S. drug delivery business, which now has a consistent and growing royalty stream from sales of Auxilium's Testim(R), the first commercialized product containing our CPE-215 technology. In addition, we are making significant progress with the developmental products in our pipeline-most recently, we announced successful Phase I clinical trial results for our proprietary intranasal insulin. We expect our Company to continue to grow and mature throughout 2004."

         Total 2003 revenues grew by 65% (38% at constant currency) to a record $64.7 million from $39.1 million in the prior year. Full-year income from operations increased significantly to $11.4 million, an improvement of $7.4 million from last year. Net income for 2003 improved 273% to $6.1 million, or $0.34 per basic common share ($0.28 per diluted common share), compared with $1.6 million, or $0.10 per basic common share ($0.08 per diluted common share), last year. Note that prior year net income included approximately $425,000 as a result of an after-tax gain on the sale of a drug license.

         Michael D. Price, vice president and chief financial officer, commented, "The strong rise in revenues in 2003 primarily reflects the continued success of Bentley's branded and generic pharmaceutical products in Europe. Our performance in Europe was mainly driven by sales of omeprazole and simvastatin, and exports from Spain, which increased 227% in 2003 compared to 2002. The October 2003 announcement of new price controls on certain pharmaceutical products in Spain had a temporary effect on November product sales, as some of our customers postponed purchases. Consequently, we made the decision to reduce prices effective December 1, 2003, approximately one month ahead of schedule, resulting in an increase in our market share. We are optimistic that careful cost controls and increasing market share will enable us to improve our margins in the future.

         Mr. Price added, "We also continued to strengthen our balance sheet throughout 2003. Cash and short-term investment balances at December 31, 2003, increased 51% to $40.6 million from $27.0 million last year, primarily due to increased cash flow from operations and cash proceeds from the exercises of our Class B Redeemable Warrants. Our current ratio is greater than 3 to 1 and we have essentially no long-term debt."

                                    - MORE -

         Working capital at December 31, 2003, increased 49% to $45.7 million from $30.7 million at December 31, 2002. Total assets at December 31, 2003, grew 55% to $100.5 million from $64.7 at December 31, 2002, while stockholders' equity increased 56% to $76.2 million at December 31, 2003 from $48.8 million at December 31, 2002.

         Mr. Murphy concluded, "We are better positioned, both financially and strategically, going into 2004 than at any time in our history. For the first quarter of 2004, we expect to generate revenues in the range of $16 million to $18 million. We anticipate another strong year in 2004, with total revenues in the range of $70 million to $80 million. Our strong balance sheet will allow us to continue to pursue opportunities to expand our business in the U.S. and abroad. We continue to pursue our long-term strategy to penetrate high growth markets, increase our pipeline and advance our drug delivery business. We look forward to creating additional shareholder value in 2004."

COMPANY UPDATES

         o In February 2003, Testim(TM), a patented testosterone replacement therapy gel and the first product containing Bentley Pharmaceuticals' patented CPE-215(TM) drug delivery technology, was launched in the U.S. by its licensee, Auxilium Pharmaceuticals, Inc. Since its launch, Auxilium's Testim(TM) has continued to gain market share and clinical commendations in the U.S., achieving approximately 10% of new prescriptions by February 2004. Auxilium received its first European approval in 2003 and recently entered into a distribution agreement for the Canadian market place. Approximately 5 million men in the United States suffer from lower than normal levels of testosterone.

         o The Company's Spanish subsidiaries Laboratorios Belmac, S.A., Laboratorios Davur, S.L., and Laboratorios Rimafar, S.L. were granted approvals by the Spanish Ministry of Health to market several new drug formulations in Spain including paroxetine and trimetazidine.

         o The Company completed a successful Phase I clinical study using its proprietary intranasal insulin product in human volunteers. The study was conducted by a clinical research organization in a hospital-based clinical pharmacology unit in Ireland in compliance with U.S. and European clinical standards. The clinical study consisted of 8 healthy (non-diabetic) human volunteers who each received up to four intranasal sprays of insulin over several weeks utilizing Bentley's proprietary drug delivery technology. The Company is planning additional studies for its intranasal insulin, including the protocols for a Phase II study and an IND in the U.S. The Company is also developing a licensing strategy.

                                    - MORE -

         o In late February 2004, the Company's leading candidate to license its topical Antifungal Nail Lacquer product line decided not to move forward with a collaboration following a change in their senior management. Bentley has opened discussions with other potential licensees and continues to be encouraged with the level of commercial interest in this product line.

         o The Company signed a wide-ranging agreement with Teva Pharmaceutical Industries, Ltd in July 2000. A considerable number of products resulting from this agreement are now in the pipeline, and the Company expects these products to be an important growth driver in 2004 and beyond.

         o The Company signed an R&D agreement with Pfizer Inc in December 2001. Following Pfizer's merger with Pharmacia, progress on the collaboration has been slow. The current agreement expires in April 2004.

         o The Company has developed alliances in several European countries, which have laid the groundwork for a significant expansion into other high growth markets. As noted above, exports from the Company's Spanish operations to other European markets grew dramatically last year and this positive trend is expected to continue.

         o Almost all of the Company's outstanding Class B Redeemable Warrants were exercised in 2003, generating more than $14 million in proceeds to the Company.

         o In April 2003, the Company relocated its corporate headquarters to Exeter, NH, where it opened a new research and development laboratory focused on the advancement of it drug delivery business in the U.S.

         o Significant components of Bentley's revenues for 2003 and 2002 are summarized below:

         For the year ended December 31, 2002:

                                           Sales Within Spain
                                   -----------------------------------
       Product Line                Branded       Generic      Contract                                 % of Total
                                   Products      Products   Manufacturing     Other         Total       Revenues
                                   --------      --------   -------------    -------       -------     ----------
Omeprazole                        $ 6,099       $13,863       $     -       $     -       $19,962            31%
Simvastatin                         2,176         4,412             -             -         6,588            10%
Enalapril                           2,610         1,878             -             -         4,488             7%
Codeisan                            2,713             -             -             -         2,713             4%
Pentoxifiline                           -         2,070             -             -         2,070             3%
Other products                      5,463         4,744             -             -        10,207            16%
Contract Manufacturing                  -             -         9,536             -         9,536            15%
Sales Outside of Spain                  -             -             -         7,391         7,391            11%
Licensing and Collaborations            -             -             -         1,721         1,721             3%
                                  -------       -------       -------       -------       -------       -------
Total                             $19,061       $26,967       $ 9,536       $ 9,112       $64,676           100%
                                  =======       =======       =======       =======       =======       =======
% of 2003 Revenues                    29%           42%           15%           14%          100%


                                    - MORE -

         For the year ended December 31, 2002:

                                           Sales Within Spain
                                   -----------------------------------
       Product Line                Branded       Generic      Contract                                 % of Total
                                   Products      Products   Manufacturing     Other         Total       Revenues
                                   --------      --------   -------------    -------       -------     ----------
Omeprazole                         $ 5,051       $ 9,813       $     -       $     -       $14,864            38%
Simvastatin                            322         1,261             -             -         1,583             4%
Enalapril                              955         1,515             -             -         2,470             6%
Codeisan                             1,944             -             -             -         1,944             5%
Pentoxifiline                            -         1,348             -             -         1,348             3%
Other products                       4,103         2,738             -             -         6,841            17%
Contract Manufacturing                   -             -         7,406             -         7,406            19%
Sales Outside of Spain                   -             -             -         2,262         2,262             6%
Licensing and Collaborations             -             -             -           418           418             1%
                                   -------       -------       -------       -------       -------       -------
Total                              $12,375       $16,675       $ 7,406       $ 2,680       $39,136           100%
                                   =======       =======       =======       =======       =======       =======
% of 2002 Revenues                     32%           43%           19%            7%          100%


NOTICE OF CONFERENCE CALL

         The Company will host a conference call to discuss these results and the outlook for 2004 today at 10:00 A.M. EST. To participate on the call, please dial (800) 603 - 9527 approximately ten minutes prior to the scheduled start time and give the password "BENTLEY". International participants may dial (706) 634 - 0645; the password is the same. The conference call will also be broadcast live on the Internet and may be accessed via the Company's website, www.bentleypharm.com. A replay of the conference call will be available through March 4, 2004. Listeners may access the replay via the Company's website, www.bentleypharm.com, or by dialing (800) 642 - 1687, access code #5575962. International participants may dial (706) 645 - 9291; the access code is the same.

         Copies of Bentley Pharmaceuticals' press releases and other information may be obtained through Bentley's web site at www.bentleypharm.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with identifying suitable drugs for drug delivery technologies, expanding generic and branded drug operations, changes in third-party reimbursement and government mandates which impact pharmaceutical pricing, development and commercialization of our products, relationships with our strategic partners, uncertainty of clinical trials, regulatory approval process, product sales concentration, unpredictability of patent protection, technological changes, the effect of economic conditions and other uncertainties detailed in Bentley's filings with the Securities and Exchange Commission.

                              - TABLES TO FOLLOW -

                 BENTLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENTS

(in thousands except per share data)        For the Three Months Ended    For the Year Ended
                                                    December 31,             December 31,
                                               ---------------------     ---------------------
                                                 2003         2002         2003         2002
                                               --------     --------     --------     --------
Revenues:
   Net product sales                           $ 17,584     $ 11,384     $ 62,955     $ 38,718
   Licensing and collaboration revenue              475          140        1,721          418
                                               --------     --------     --------     --------
    Total revenues                               18,059       11,524       64,676       39,136

Cost of net product sales                         7,715        4,873       26,399       16,477
                                               --------     --------     --------     --------

Gross profit                                     10,344        6,651       38,277       22,659
                                               --------     --------     --------     --------

Operating expenses:
  Selling and marketing                           4,009        2,829       14,212       10,400
  General and administrative                      1,912        1,421        7,001        4,902
  Research and development                        1,432          988        4,295        2,960
  Depreciation and amortization                     373          281        1,340        1,015
                                               --------     --------     --------     --------

    Total operating expenses                      7,726        5,519       26,848       19,277
                                               --------     --------     --------     --------

Income from operations
  before sale of drug licenses                    2,618        1,132       11,429        3,382

Gain on sale of drug licenses                         -           58            -          650
                                               --------     --------     --------     --------

Income from operations                            2,618        1,190       11,429        4,032
                                               --------     --------     --------     --------

Other income (expenses):
  Interest income                                    96           85          332          279
  Interest expense                                  (54)         (51)        (228)        (209)
  Other, net                                        (18)          50          (13)          68
                                               --------     --------     --------     --------

Income before income taxes                        2,642        1,274       11,520        4,170

Provision for foreign income taxes                  954          583        5,423        2,534
                                               --------     --------     --------     --------

Net income                                     $  1,688     $    691     $  6,097     $  1,636
                                               ========     ========     ========     ========

Net income per common share:
  Basic                                        $   0.09     $   0.04     $   0.34     $   0.10
                                               ========     ========     ========     ========
  Diluted                                      $   0.08     $   0.03     $   0.28     $   0.08
                                               ========     ========     ========     ========

Weighted average common shares outstanding:
  Basic                                          19,071       17,405       17,997       16,569
                                               ========     ========     ========     ========
  Diluted                                        22,418       20,121       21,637       19,798
                                               ========     ========     ========     ========

                                     -MORE-

                 BENTLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)                          December 31,  December 31,
                                                                   2003          2002
                                                                ---------     ---------
ASSETS
Current assets:
  Cash and cash equivalents                                     $  39,393     $  26,581
  Marketable securities                                             1,252           396
  Receivables, net                                                 18,036        10,874
  Inventories, net                                                  7,106         5,133
  Deferred foreign taxes                                              213           123
  Prepaid expenses and other                                          899           865
                                                                ---------     ---------
    Total current assets                                           66,899        43,972
                                                                ---------     ---------

Non-current assets:
  Fixed assets, net                                                18,566         9,565
  Drug licenses and related costs, net                             13,818        10,975
  Restricted cash                                                   1,000             -
  Other                                                               180           180
                                                                ---------     ---------
    Total non-current assets                                       33,564        20,720
                                                                ---------     ---------
                                                                $ 100,463     $  64,692
                                                                =========     =========

LIABILITIES  AND  STOCKHOLDERS'  EQUITY
Current liabilities:
  Accounts payable                                              $  10,154     $   7,206
  Accrued expenses                                                  7,103         4,059
  Short-term borrowings                                             1,915         1,598
  Current portion of long-term debt                                    70           127
  Deferred income                                                   1,956           279
                                                                ---------     ---------
    Total current liabilities                                      21,198        13,269
                                                                ---------     ---------
Non-current liabilities:
  Deferred foreign taxes                                            2,555         2,141
  Long-term debt                                                      369           345
  Other                                                               176           186
                                                                ---------     ---------
    Total non-current liabilities                                   3,100         2,672
                                                                ---------     ---------

Commitments and contingencies


Stockholders' equity:
  Preferred stock, $1.00 par value, authorized 2,000 shares,
    issued and outstanding, none                                        -             -
  Common stock, $.02 par value, authorized 100,000 shares,
    issued and outstanding, 20,572 and 17,404 shares                  412           348
  Stock purchase warrants (to purchase 420 and 3,292
    shares of common stock)                                           333           431
  Additional paid-in capital                                      136,850       121,084
  Accumulated deficit                                             (66,599)      (72,696)
  Accumulated other comprehensive income (loss)                     5,169          (416)
                                                                ---------     ---------
    Total stockholders' equity                                     76,165        48,751
                                                                ---------     ---------
                                                                $ 100,463     $  64,692
                                                                =========     =========


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